Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
     We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-149884 and 333-145765) and S-8 (No. 333-149883) of our report dated April 30, 2007, except for the effects of the 1-for-3 reverse stock split discussed in Note 1 as to which the date is March 31, 2008, relating to the financial statements of VirnetX, Inc. as of December 31, 2005 and 2006 and for the period from August 2, 2005 (date of inception) to December 31, 2005 and the year ended 2006, which appears in this Form 10-K.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, CA
March 31, 2008